Exhibit 10.7

Notice of Grant of Performance Units and Restricted Stock Units
[Name] [Address] [Address]
Subject to the terms and conditions of the [Amended and Restated 2006 Incentive Plan/2010 Value Creation Reward Plan/2014 Equity Incentive Plan] (the “Plan”), the Award Agreement, and Summary of Performance Objectives attached hereto, you have been granted an award of Performance Units and Restricted Stock Units (“Awards”), as follows:

Grant Date:	January [__], 20[__]
Number of Shares:	Your Awards consist of the following: Performance Units (ROIC) (each a “Unit”)[1] Performance Units (EPS) (each a “Unit”)[2] Restricted Stock Units (each a “Unit”)[3]
Vesting Schedule:	Your Performance Units and Restricted Stock Units will be subject to vesting on the third anniversary of the Grant Date
Settlement:
Your Awards will be settled in Shares underlying your vested Performance Units or Restricted Stock Units, depending on whether the terms and conditions described in the Award Agreement, the Summary of Performance Objectives, this Notice of Grant, and the Plan are satisfied

This Notice of Grant, Award Agreement, and the Summary of Performance Objectives describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

•	Read the Plan carefully to ensure you understand how the Plan works; and

•	Read this Notice of Grant and the corresponding Award Agreement and Summary of Performance Objectives carefully to ensure you understand the nature of your Awards and what you must do to earn it.
You may contact [____________], Total Rewards Manager, by telephone ((330) ___-____) or email (____________@us.aschulman.com) if you have any questions about your Awards or the Award Agreement.

_______________________
1Determined by (i) multiplying $[______], the target dollar amount used to determine your total Awards for fiscal year 20[__], by 50%, (ii) dividing the result in (i) by $[_____], the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date, and (iii) multiplying the result in (ii) by 200%. The resulting number of Units were rounded to the nearest whole Unit.
2Determined by (i) multiplying $[______], the target dollar amount used to determine your total Awards for fiscal year 20[__], by 25%, (ii) dividing the result in (i) by $[_____], the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date, and (iii) multiplying the result in (ii) by 200%. The resulting number of Units were rounded to the nearest whole Unit.
3Determined by (i) multiplying $[______], the target dollar amount used to determine your total Awards for fiscal year 20[__], by 25%, and (ii) dividing the result in (i) by $[_____], the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date. The resulting number of Units were rounded to the nearest whole Unit.